Exhibit 99.5

[KVO letterhead]

June 18, 2009

Secretary
Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025

Pursuant to Article II, Section 11 of by Amended and Restated Bylaws of Kana Software, Inc. (“Kana”), KVO Capital Management, LLC (“KVO”), a shareholder of Kana,  hereby notifies Kana of its intention to nominate, and hereby nominates, Melvin L. Keating to serve as a member of Kana’s Board of Directors at the Annual Meeting of Stockholders of Kana currently scheduled to be held on July 15, 2009.

The required information relating to Mr. Keating is as follows:

Full name: Melvin L. Keating
Age: 62
Residence Address: 18 Driftwood Drive, Livingston, NJ 07039
Principal occupation or employment: Consultant for private equity groups (Mr. Keating’s consulting agreements preclude him from naming for which he consults).  Mr. Keating also serves on the board of directors of Aspect Medical Systems Inc., Norwood, MA (NASDAQ — ASPM) and White Electronic Designs Corporation, Phoenix, AZ (NASDAQ — WEDC) and on the advisory board of BTI Systems Inc., Ottawa, Ontario, Canada (a private company).
Amount of Kana stock owned beneficially, either directly or indirectly: None

The written consent of Mr. Keating to serve as a director if so elected is enclosed herewith.

Mr. Keating has represented that there is no arrangement or understanding between him and KVO or any other person regarding future employment or any future transaction to which Kana will or may be a party and KVO is not aware of any such arrangement.

In addition, the required information relating to KVO, which is making the nomination of Mr. Keating and is expected to participate in organizing, directing or financing the nomination and any solicitation of proxies to vote for Mr. Keating, as well as Kernan V. Oberting, who is the Managing Member of KVO, and Robert B. Ashton, who is a Portfolio Manager of KVO, are as follows:

KVO Capital Management, LLC
44 S. Main Street, Box 17
Hanover, NH 03755
Citizenship: Delaware
Type of Business: Investment services

Kernan V. Oberting
Business Address:
KVO Capital Management, LLC
44 S. Main Street, Box 17
Hanover, NH 03755
Residence Address:
24 Occom Ridge

Hanover NH 03755
Present occupation: Managing Member, KVO Capital Management, LLC
Citizenship: United States

Robert B. Ashton
Business Address:
KVO Capital Management, LLC
44 S. Main Street, Box 17
Hanover, NH 03755
Residence Address:
6 Occom Ridge
Hanover NH 03755
Present occupation: Portfolio Manager, KVO Capital Management, LLC
Citizenship: United States

Amount of Kana common stock owned beneficially, either directly or indirectly, by each of KVO, Mr. Oberting and Mr. Ashton:

KVO: Amount beneficially owned: 3,354,343 shares.  Includes 354,675 shares held in a private account on behalf of Mr. Ashton, a portfolio manager of KVO, over which KVO has both voting and dispositive power pursuant to contract.  KVO’s voting and dispositive power over these shares is revocable only if Mr. Ashton terminates his employment with KVO, at which time the right to vote and dispose of those shares will revert to him.  Also includes 2,999,668 shares held in other private accounts over which KVO has both voting and dispositive power pursuant to contract.  KVO’s voting and dispositive power over these shares is revocable on or after December 31, 2010.

Kernan V. Oberting: Amount beneficially owned: 3,354,343 shares.  Mr. Oberting is the Managing Member of KVO.  By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), Mr. Oberting may be deemed to beneficially own all of the shares that KVO is deemed to beneficially own.  Mr. Oberting disclaims beneficial ownership of any of these securities.

Robert B. Ashton: Amount beneficially owned: 354,675 shares.  Consists of 354,675 shares held in a private account on behalf of Mr. Ashton over which KVO has both voting and dispositive power pursuant to contract.  KVO’s voting and dispositive power over these shares is revocable only if Mr. Ashton terminates his employment with KVO, at which time the right to vote and dispose of those shares will revert to him.  By reason of the provisions of Rule 13d-3 of the Exchange Act, Mr. Ashton may be deemed to beneficially own these shares.  Does not include 2,999,668 shares held in additional private accounts over which KVO has both voting and dispositive power pursuant to contract.  Though Mr. Ashton does not have actual control over the voting, acquisition or disposition of these shares, by virtue of his role a portfolio manager for KVO, he may be deemed to have effective control with respect thereto, and may be deemed to beneficially own them by reason of the provisions of Rule 13d-3 of the Exchange Act.  Mr. Ashton disclaims beneficial ownership of these shares.

Sincerely,

/s/ Robert B. Ashton

Robert B. Ashton
KVO Capital Management, LLC

CONSENT

To the Secretary of Kana Software, Inc.:

I hereby consent to my nomination for election to the Board of Directors of Kana Software, Inc. and hereby consent to serve as a member of the Board of Directors of Kana Software, Inc. if I am so elected.

Dated: June 18, 2009	/s/ Melvin L. Keating
Melvin L. Keating